THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
RGR - Sturm Ruger Annual Stockholder Meeting

EVENT DATE/TIME: MAY 06, 2014 / 01:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
1

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

CORPORATE PARTICIPANTS

Michael Jacobi Sturm, Ruger & Company Inc. - Chairman

Leslie Gasper Sturm, Ruger & Company Inc. - Corporate Secretary

Philip Widman Sturm, Ruger & Company Inc. - Director, Chairman of Audit Committee

Mike Fifer Sturm, Ruger & Company Inc. - CEO and President

Kevin Reid Sturm, Ruger & Company Inc. - VP and General Counsel

John Cosentino Ruger & Company Inc. - Chairman of the Compensation Committee

CONFERENCE CALL PARTICIPANTS

Ryan Hamilton Morgan Dempsey

Terry O'Connor

Bob George

PRESENTATION

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

Good morning. Will the meeting come to order? I am Mike Jacobi, the Chairman of the Board of Sturm, Ruger & Company Inc. And it is my pleasure on behalf of the directors and officers of Sturm, Ruger & Company Inc. to welcome those present including those attending the meeting through our webcast to the 2014 Annual Meeting of Stockholders.

As a reminder, please silence your cell phones during the meeting.

At this time, I would like to introduce the company's other directors; James E. Service, Retired Admiral of the US Navy, Chairman Emeritus who is retiring today. Would you please stand while I introduce -- James E. Service; John A. Cosentino Jr. who is our Vice Chairman; Amir P. Rosenthal, Ronald C. Whitaker, Philip C. Widman; and Michael O. Fifer who is also the Company's Chief Executive Officer.

Our Company's officers are Christopher J. Killoy, President and Chief Operating Officer; Thomas A. Dineen, Vice President, Treasurer and Chief Financial Officer; Mark T. Lang, Group Vice President; Thomas P. Sullivan, Vice President of New Hampshire Operations; Steven M. Maynard, Vice President of Lean Business Development; Kevin B. Reid, Sr., Vice President and General Counsel; and Leslie M. Gasper, Corporate Secretary.

I would like also like to introduce Jeffrey LaGueux and Craig Dent outside counsel from Patterson Belknap Webb & Tyler; Greg Budnik and [Bryan D'Parello] our independent auditors from McGladrey LLP, who're available after the meeting to answer any appropriate questions you may have; and Carlo Ciampaglia, our stock transfer agent from Computershare Investor Services.

We will now conduct the regular business of the meeting following by Mike Fifer's presentation for the stockholders and a question-and-answer period.

Our agenda for the formal matters to be brought before the stockholders today will be as follows. One, to take care of the necessary appointments and documentations for the meeting, two, to establish a quorum, and three, to take the votes on the items of business property brought before the meeting.

These items of business are, one, to elect six directors to serve on the Board of Directors for the ensuing year, two, to ratify the appointment of McGladrey LLP as the company's independent auditors for the 2014 fiscal years, three, to hold an advisory vote on the compensation of the company's named executive officers, and four, any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

As the company's bylaws provide, I will act as Chairman and conduct the meeting. Corporate Secretary Leslie M. Gasper will act as Secretary of the meeting and was appointed as Inspector of Elections before the meeting. As inspector, Ms. Gasper will determine the present of a quorum and serve as judge on all matters requiring a stockholder vote at this meeting.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
2

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Let the minutes of today's meeting show all of the documents concerning the call and notice of this meeting are available here for inspection by any stockholder and will be filed with the records of the company including the copy of the notice of internet availability of proxy materials, affidavit of mailing certifying that the proxy materials were mailed to the stockholder's of record of the company, [assigned] all of them report of the Inspector of Elections and a list of registered stockholders and private to vote at this meeting.

We have previously supplied each stockholder of record with a notice of internet availability of proxy materials that contained instructions on how to access the company's proxy statement and Form 10-K. Extra copies of these documents are available in the back of the room.

Additional proxy forms are available for anyone here who has not submitted a proxy and would like to do so or for anyone here who has submitted a proxy that he or she would like to change. If so, please see Carlo Ciampaglia of Computershare at this time.

If you are voting in person today, you may give your proxy form to Mr. Ciampaglia at any time during this meeting up until the vote is closed on the voting matter. In the interest of time, we encourage you to do so as soon as possible. We would ask that all those present at the meeting sign the attendance book after the meeting is adjourned, if you have not already done so.

The bylaws of the company provide that a majority of the voting stock shall constitute a quorum of the transaction of business at this meeting based on proxies and stockholders present. Ms. Gasper, may we have the report of the Inspect of Elections on whether or not a quorum is present?

Leslie Gasper - Sturm, Ruger & Company Inc. - Corporate Secretary

Mr. Chairman, the proxies received by the company in connection with the 2014 Annual Meeting of Stockholders of the company have been examined and have been found to be in proper quorum, and they are present at the meeting in person or by proxy at least 17,585,421 shares or 90.7% of the shares outstanding of the company which are entitled to vote and such shares do constitute a quorum for the transaction of business at the Meeting.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

Thank you. Since a quorum is present, this meeting will proceed. Ms. Gasper, were there any additional stockholder nominations or proposals for business for this meeting properly filed with you as Secretary in accordance with the advanced notice requirements of the company's bylaws other than those already mentioned?

Leslie Gasper - Sturm, Ruger & Company Inc. - Corporate Secretary

No, Mr. Chairman, there were not.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

As a result, the business of this meeting is limited to the matters set forth on the agenda. Detailed information on each of the proposals is included in the proxy statement. Copies of which are available in the back of the room.

The first order of business is to elect directors for the ensuing year. As indicated on the company's proxy statement, six directors will be elected at today's meeting. Those directors receiving the highest number of votes or plurality of votes of shares present in person or by proxy at this meeting will be elected as directors of the company to service until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

As indicated in the company's proxy statement, the Board of Directors has nominated the following persons to service as directors; myself, C. Michael Jacobi, John A. Cosentina, Jr.; Amir P. Rosenthal; Ronald C. Whitaker; Philip C. Widman; and Michael O. Fifer.

The company's bylaws require that a stockholder give advance notice to the company in order to nominate any person as a director. Since no such notice was received, I hereby declare the nominations for directors closed.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
3

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

The second order of business on the agenda is the ratification of the board's appointment of McGladrey LLP as the company's independent auditors for the 2014 fiscal year. The affirmative votes of at least a majority of the shares entitled to vote and represented in person or by proxy at this meeting are required to ratify the appointment of McGladrey LLP as our independent auditors for the 2014 fiscal year. At this time, I call upon Philip C. Widman, Chairman of our Audit Committee for the Audit Committee's recommendation.

Philip Widman - Sturm, Ruger & Company Inc. - Director, Chairman of Audit Committee

Mr. Chairman, I move that the action of the Board of Directors in selecting McGladrey LLP as the independent registered public accounting firm of the company for the 2014 fiscal year be ratified and approved.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

May I have a second?

Unidentified Company Representative

I second the motion.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

Are there any remarks on the section of the independent auditors?

The third order of business on the agenda is an advisory vote to approve the compensation of the company's named executive officers as described in the 2014 proxy statement, otherwise known as the say-on-pay vote.

While the vote is not binding on the board of the company, we will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers. The affirmative vote of at least the majority of the shares entitled to vote and represented in person or by proxy at this meeting is required to approve on an advisory basis the say-on-pay vote. At this time, I call upon John A. Cosentino Jr., the Chairman of the Compensation Committee for the Compensation Committee's recommendation.

John Cosentino - Ruger & Company Inc. - Chairman of the Compensation Committee

Mr. Chairman, I move that the compensation of the company's named executive officers, as described in the 2014 proxy statement, be approved by advisory vote of the stockholders of record of the company as of March 17, 2014.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

May I have a second?

Unidentified Company Representative

I second the motion.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

Are there any remarks on the motion to approve the compensation of the company's named executive officers by advisory vote?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
4

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

This concludes discussion on all formal matters to be brought before the shareholders and we will commence to vote on these matters.

Leslie Gasper - Sturm, Ruger & Company Inc. - Corporate Secretary

The polls are open of 9.10 AM on May 6th, 2014, for each matter to be voted on.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

The time has come to vote on the matters property before the meeting. Ballots will be passed out to any stockholder who desires to vote by ballot. There is no need for anyone to vote by ballot if he or she has already voted by proxy.

Leslie Gasper - Sturm, Ruger & Company Inc. - Corporate Secretary

Is there anyone who wished to vote by ballot at this time?

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

The polls for all voting matters are now closed -- I'm sorry.

Leslie Gasper - Sturm, Ruger & Company Inc. - Corporate Secretary

They're closed as of 9.11 AM on the May 6th.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

The voting is complete. Accordingly, I will now ask the Inspector of Elections for a report on each vote.

Leslie Gasper - Sturm, Ruger & Company Inc. - Corporate Secretary

Mr. Chairman, we have completed the tabulation of the votes with the following results. Ono the first proposal, the election of directors, I report that the following nominees have been elected as directors of the company to serve until the next Annual Meeting of Stockholders by a majority of the shares present and voting.

These are C. Michael Jacobi, John A. Cosentino Jr., Amir P. Rosenthal, Ronald C. Whitaker, Philip C. Widman and Michael O. Fifer.

On the second proposal, the ratification of the independent auditors for 2014, I report that a majority of the votes present and voting were cast for the approach of McGladrey LLP as the company's independent registered public accounting firm for 2014 and their selection is therefore ratified.

On the third proposal, the advisory vote on the compensation of the named executive officers as presented in the proxy statement, I reported that a majority of the advisory votes present and voting were cast for the approval of the compensation of the company's named executive officers.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

Thank you, Ms. Gasper. The chair recoils that all proposals are cast by a majority of votes cast I now direct with Ms. Gasper prepare a written report of the results of the election to be incorporated into the minutes of this meeting and included in the Form 10-K.

This concludes the formal business of the meeting.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
5

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Before I ask Mike Fifer to make his remarks and presentation, I would like to recognize two directors, the first is [Rick] (inaudible) who is one of the directors of Sturm, Ruger for many years and was very instrumental in a number of important decisions for the company. Rick passed away earlier this year and I just wanted to recognize his service.

The second is Admiral James Service who is retiring today and I would also like to recognize his wife, Natalie who is here with us today.

I would like to read a resolution that was passed by the Board of Directors which says, "Whereas Retired Admiral James E. Service in the US Navy having been first elected to the Board of Directors at Sturm, Ruger & Company Inc. on July 14th, 1992, 22 years of service. And whereas Admiral Service has served admirably and with distinction as the Director, Chairman and Chairman Emeritus of the Board in a manner which has been honorable, forthright, supportive and beneficial to the corporation's success and whereas Admiral Service who will retire from the Board of Directors as of the course of the Annual Meeting of Shareholders on May 6th, 2014."

Now therefore be it resolved that the members of the Board of Directors and the employees at Sturm, Ruger & Company Inc hereby authorize Admiral Service -- I recognize Admiral Service and convey their deepest appreciation for his unwavering dedication and many years of valuable service to the corporation. And be it further resolved that the corporate secretary is authorized to record this resolution in the (inaudible) records of the corporation.

Thank you, Admiral for your service.

I also want to compliment our management and the other members of our board and all of our employees for another outstanding year. And thank our stockholders particularly those with the confidence to hold shares over the long term/

It would not be so impressive if our performance were nearly a reflection of the robust market that the industry has experienced over the past several years. But that has not been the case. We have outperformed in the industry because we assembled a team of talented individuals that have identified, designed and introduce lucrative new products, implemented an ongoing lean manufacturing program resulting in very significant efficiencies in quality improvements both in engineering team, second to none in the industry, folks with a disciplined program for pricing promotion advertising and distribution, skillfully manage our legal and regulatory issues, improve working capital performance and structured a safe and conservative balance sheet.

Please give our management a hand which I will ask them to pass on to all of our employees.

I am sure you recognize by now that Mike's style of communication is to tell it like it is. He wants you to recognize our successes, be informed of our failures and be aware of potential challenges and changes in the industry, our regulations that might affect our performance.

At this time, I'll ask Mike to make his presentation. Thank you.

Mike Fifer - Sturm, Ruger & Company Inc. - CEO and President

Thank you, Mr. Chairman and Admiral Service, my personal thanks to you for eight years of guidance and support. It's made a tremendous difference to me and my ability to lead the company on a day-to-day basis. Thank you, sir.

Michael Jacobi - Sturm, Ruger & Company Inc. - Chairman

Mike, I guess I suppose I'll have Kevin Reid read this statement. Kevin?

Mike Fifer - Sturm, Ruger & Company Inc. - CEO and President

Okay.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
6

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Kevin Reid - Sturm, Ruger & Company Inc. - VP and General Counsel

Sure, thank you. I just want to remind everyone that -- (inaudible) but the statements made in the course of this meeting that state the company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings including, but not limited to the company's reports on Form 10-K for the year ended December 31st, 2013 and Form 10-Q for the fiscal quarter ended March 30th, 2013.

Copies of these documents may be obtained by contacting the company or the SEC or on the company website at www.ruger.com/corporate or, of course, from the SEC at www.sec.gov. We also want to note that we referenced non-GAAP EBITDA to some of our presentations. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found on the Form 10-K for the year ended December 31st, 2013 and on Form 10-Q for the quarter ended March 29th, 2014 which are posted on the website.

Finally, the company disclaims all responsibility to update forward-looking statement. Mike?

Mike Fifer - Sturm, Ruger & Company Inc. - CEO and President

Thank you, Kevin. The purpose of this morning's briefing is to provide you with information along with our formal SEC filings to help you better evaluate the company and come up with your own personal determination of the company's intrinsic value so that you could make a well informed decision on whether to buy more, sell what you have or hold and enjoy the shares of the Sturm Ruger.

Here are the key points we'd like you to take away from the company.

We've been around for a long time. We have a truly outstanding Board of Directors that protects you and challenges management on a regular basis. We've got a pretty good team working together, I think frankly the best one in the industry and we are the number one firearms company in the world with a number one market position in most of the areas we participate.

For the trailing 12 months, sales of $702 million, operating profit of 25%, and earnings per share of $5.62 and an EBITDA of $201 million or 29%. We're really proud of that. And you can read the rest there. We've got about 2,400 employees. We're one of the only companies in the industry that sells truly two-step, we have incredible pricing discipline, so investments in our inventory are very safe for the wholesalers.

There are several points on this chart I'd like to make which shows our five-year consolidated operating results in terms of percentages of year-over-year change.

The first one, if you look at sales growth, we've grown almost every single year, and then whether we grew or not, our gross margin improved, our operating margin improved, and our EBITDA improved and very important, our inventory returns improved and we'll talk about that later and the impact on cash flow.

A couple of other things that are quite important is that if you look at our sell through, you'll see that even in the year 2010 when we -- our sales declined a little bit, our actual sell through which is really our performance in the market place, improved, I think that's very notable.

What happened, if you look back then, 2009 was a big surge year, 2010, everybody got cautious and retrenched a little bit, we allowed our distributors to lower their inventory, we kept our inventory very low, we're trying to be cautious because we didn't know how deep the downturn would be. It turns out, for Ruger, it wasn't very deep at all, we actually grew 2% in sell through.

This is the trailing five-quarters, which updates you since our last annual meeting. You can see that we've had pretty good revenue growth, pretty good gross margin growth. And last year was an incredible surge year and we'll provide some many challenging comparisons for this year.

But in the first quarter, we did pretty well, we had higher sales, about the same gross margin, and our EPS was up a little bit. But a particular note, if you look at our EBITDA from last year in the first quarter, was 41.9 million and this year 47.3 million. So we'll talk about it a little later, some of the differences why reported earnings per share only went up $0.02 but the underlying EBITDA went up very significantly, 13%.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
7

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

When I first started at the company almost eight years ago, we had a lot of inventory and very little in the way of earnings. And we had to make accounting adjustments to the valuation of the inventory that we are holding. And when you're holding over $100 million of inventory, and your underlying businesses close to breakeven, a small percentage change, you know, one or two percent change in the value of the inventory that you're holding, overwhelms the reported results.

So we came up with a methodology which we disclose each year given the details that we use as an internal metric around the business.

The reported GAAP financials are critical and you should be looking at those and studying them, but this is a useful tool for us and I think for you to measure comparative operating performance over short periods of time, because what it does is it takes out those valuation adjustments, the inventory, it takes out our [LIFO] expense, and some other expenses that, like product liability that might have nothing to do with the current operating period that might relate to product liability expense might be related to a product sold 10 years previously.

And we included in this the depreciation acceleration. We changed our estimate of the useful [lines] of our equipment from 10 years to seven years, and that's had a very big impact on depreciation. It increased the number on an annual basis, but also for all the equipment we had in place at the time, for example, if you had a piece of equipment you just put in place and were planning to depreciate on 10 years, and now you suddenly have to depreciate it on seven, we had to accelerate the depreciation, so that's what we called up here, a catch-up. And it was 700,000 in the fourth quarter, it was 2.1 million in this quarter, and it's going to be eight for this year, Tom, and about five for next year and then at that point, the acceleration will be over and it'll just be steady state.

The reason we did that was an accounting principle where you try to match revenues and expenses that are related to each other. And we were making capital investment decisions on equipment that could have a very, very rapid cash payback. And in the most extreme case, which I'll give you an example, I made a decision last year to invest in production capacity for magazines, like our BX25.

Knowing that I could get payback on that equipment in some cases in as little as two weeks, but I'd be depreciating it for an extended period of time. And also, we were running our equipment very hard typically running it 22 hours a day. And so frankly, I wasn't convinced it really was going to last 10 or more years.

So we just took a conservative approach which has the impact or reducing our reported earnings, but it's a non-cash expense, and I think it better reflects the decisions we make on capital investment and gets a truer picture of the earnings of the company.

If you invested money with Ruger back in 2008, it would've compounded at a 70% annual rate. I think that's pretty hard to find anywhere else.

Next slide. You see our earnings have gone up most years, and we reported $5.58 a share in this past year and our return on equity has increased each year and for the past year was 81%. We're very proud of that.

Here are some performance indicators that compare Ruger to companies in the Russell 2000 or in the S&P 500. We're not in the S&P 500 but felt that it would be a good benchmark of large, successful companies.

As you can see, our return on equity is 81% compares favorably to 7.5 for the Russell 2000 and 14.5 with the S&P 500. So the way you read this chart is, Ruger's 81% would put us at the 99th percentile of performance in the Russell 2000 and you can read the rest of the chart, we've done very well in all the categories.

Okay, I want to talk a little bit about what went on in 2009 and '10 and sort of given an example -- I was trying to come up with analogy for what happened and struggled a little bit, but if you all think back to a typical holiday feast, you over indulge. What do you do the next day? You cut back a little bit. Does not have an impact on your long term eating habits? No. Two days later, you're right back at your normal habits.

So back in '09, we had an incredible surge and it lasted pretty much from November of '08 to June of '09. And then everybody had to digest what they have just purchased and consumed.

And so you saw, there was a little bit of downturn in '10, and the black line is what's happening in the industry. This is the National Instant Criminal Background Check System data that we talked about quite a bit, that we use as a proxy for what's going on in the overall industry demand. And the numbers have been digested to take out permit checks so that we're focused primarily on firearms sales.

Ruger is the red line, and this is our sell through from the independent wholesale distributors to retailers which we think is the best metric we can come up with for what's really going on with Ruger in the market place. A better number would be what's going on from retail to consumer, but that number is just not available so this would be the best thing we could come up with.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
8

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

And as you see, Ruger kind of flattened out. We actually grew 2% even though our sales declined that year.

Next. And overall for the past five years, [our mix] has grown 65%. That huge growth in our industry is due for just a whole variety of reasons, but one of the good things coming out of that is that there's a tremendous number of new firearms, new shooters, people are getting into it for a variety of reasons but that bodes well for the long term health of this industry. And Ruger of course has done exceptionally well during this period and in most cases, picking up market share each year.

This is a chart of our quarterly, quarter by quarter, estimated distributer sell through. And there are several interesting things to note on this page. One, it's not very smooth, and if you're focused on quarter-to-quarter, you can get yourself all tied up with anxiety.

But if you look over the long term, what's happening, it's growing pretty steadily. Typically in the year, the first quarter has the highest sell through, and typically near the third quarter, summer, has the lowest sell through.

When the weather's bad, people go to the gun stores, and when the weather gets good, they go outside and use them. So it's not an unexpected performance trend. And although the surge was really strong in the early part of last year and then tapered off near the end of last year, one thing I want to point out about this particular quarterly sell through, 565,400 is the largest sell through Ruger has ever experienced, it was even stronger than any of the quarters last year.

And then bookings from the distributors, and as you can see, the distributors are very emotional when they decide to invest in inventory. And by and large, we don't pay a whole lot of attention to the order pattern because it has not relationship to the underlying trends in the business and we work very, very carefully with them when we decide what to ship them, we look at their actual inventory, we talk to them about what's going on in their business and the retailers, and we try to make all of our shipments be really intelligent and good for their business, as well as ours.

So in the published bookings numbers, I would caution you not to put a whole lot of meaning into them because you can see there, they don't really relate well to the underlying business.

This shows what we have reported to you previously on our market share positions in various product categories in 2011 and '12 and in 2013, it pretty much stayed the same. We believe we gained market share and [double action revolvers] in Rimfire pistols with our 19 11 and with [bolt action] riffles and Rimfire riffles.

I have note here, on modern sporting riffles, we have several of them now in both 556 and in 308, and they're really a tiny portion of the business we do every day, there's not very many units, they don't add up to very many dollars. And so during the surge last year, when there was a tremendous run on those kind of products, we missed out on that. Conversely, late in the year, when people completely lost interest in those kind of products and stopped buying them, we didn't suffer from it either. We really are not a meaningful participant in that market.

And also, I've note, the shotguns, we made the red label shotgun for 32 years, (inaudible), and we took it off the market three years ago because frankly, it didn't meet our standards for our quality and sell through performance. So we took it off the market, we hired a shotgun engineering team, they completely re-engineered the gun, it is much a easier to build gun, it is a much better shooting gun, it is much more reliable, and so we've gone ahead and put our toes back in the water on that one.

Back in 2011, I challenged our employees to see if we could be the first company in history to ever make and sell 1 million guns in one year. And much to our delight and surprise, our consumer base rallied around us in the challenge and we did it, we actually did 1.1 in 2011 and as you can see, 1.7 in 2012 and 2.2 last year, it wasn't just a flash in the [pan].

The political environment was particularly challenging over the last year. We felt that folks who support gun rights weren't really getting their voice heard very well, and there are significant barriers to communicating with legislators.

And so we went out of our way to develop software that would make it extremely easy for folks to identify who their elected representative were and to communicate with them and to put their own personal message in, in addition to some suggested text from us. And we kept it really, really simple because we felt that the legislators aren't going to read the letters.

Maybe they read the very first one, but they won't read the rest, but they're keeping score. And it was just as important for them to hear from folks who support gun rights as it was to hear from folks on the other side of the debate.

So we launched this program and before we took it back off the website, more than 6 million letters were sent to legislators around the country. And all of our -- most of our competitors, in particular, the large ones, then borrowed the software from us and did the similar thing on their website.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
9

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Nonetheless, the challenges continue. Mayor Bloomberg just put out $50 million on another anti-gun rights program, so the opposition is very well funded, funded frankly much better than we can fund it, but I also think we have millions of people on our side who maybe have $25 to fight the battle, so hopefully, we can continue to protect our rights.

And it's not just Mayor Bloomberg, this is just an example of the NRA's institutional legislative action website, this shows some of the other challenges, other groups that are coming after and trying to deny our American gun rights.

Our new product development is one of the key to the success of the company. And it is one of the two major cores of our strategy. And our strategy is very simple, we drive demand through innovation, in other words, we're giving people an excuse to buy another firearm, and then once we got that demand, then we use three methodologies throughout the company to try to increase our efficiency. And so we'll run through that quickly here.

Our new products, I was frankly, a little disappointed last year to see our percentage of new products decline, but I was pleased to see that in absolute dollars, it increased. And so the dark part of the bar graph is material products, and the red part is new products. And as you can see new products made a major contribution to last year's success.

So for 2013, we had four new product platforms, 23 new product derivatives, and 35 new distributor specialists. And frankly, the number was supposed to be higher, and I'm embarrassed to report to you that in the first quarter this year, we did not launch any new products.

I can assure you that we have a slew of great new stuff coming, but as often happens, it's a little later than you want, it takes a little more engineering, a whole lot more testing. And we're one of the few companies, or perhaps the only company in the industry that does extensive [jury] testing of the guns. When the factory says it's ready, when the engineers say it's ready, we take a lot of guns, typically, 30 to 50 guns, give them to people who aren't necessarily professional shooters, and we give them 1,000 rounds of ammo typically, 10 different types of ammo, and we have them all shoot and if they all report back flawless results, we launch the gun, and if not, we go back to engineering, and we improve the gun.

And we have never, yet, ever, launched a gun the first go-around. And some of them take up to a full year, so we constantly are trying to improve them, because we don't want the consumers who are out there, the early adapters buying the gun to run into a problem. We want those guns to be rugged, reliable, and frankly, something Ruger would be proud of when we launch them.

So we ran into some of that, and so there have been some delays. We will not launch a product until it's ready. Again, I'm embarrassed that we didn't launch any in Q1, but we've got quite a queue of great stuff coming up. And by the way, that is a forward-looking statement and you've been warned to take that with a good grain of salt, but we've got some good stuff coming.

Some of the ones we launched last year, we launched a commander style, that's the one in the lower right, and it's three-quarters of an inch shorter, so it's a little bit easier to carry. The new Ruger SR45, so now we have that firearm family in 9, 40, and 45. We took our [Elfie9] pistol and we [chambered] it for 380 which is a little bit less pressure, a little less velocity, easy to rack the slide, less recoil, really the lighter shoot, and we put a stainless steel slide on the LCP which we believe is the most popular pistol in history. But some folks who particular loves living down south carrying it complained about there's so much moisture, they needed a stainless gun, so we came up with one.

Ruger SR22, we launched during 2013 has been enormously popular even better news, it did not cut into our mark three in 22 45 sales at all. All of our Rimfire products took off last year and did well.

Back up, just a second -- this is not only the ideal gun for a new shooter to get started with...

(Audio Gap)

Unidentified Company Representative

extremely popular so if not a few other guns, okay? The Scout Rifle continues to amaze when we thought it would last for kind of one year but it's been going strong and consuming a substantial portion of our production capacity and this is what really amaze us.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
10

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

The Ruger American Rifle, we've decided at the request of our retailers to launch a combination package so we're now to scope on it at the factory and this is an American manufactured scope on American manufactured rifle. We're proud of that combination and it's doing very well.

We also have launched a stainless steel, this shows the four, five in a compact and then the Rimfire, this kind is a lot of fun. And although millions of people in America have learned to shoot with a 10/22, I actually think this is the perfect rifle to introduce a brand new shooter because of it's bold actions, so they're not firing very fast, get time to think between each shoot. There's beautiful sites on it and what people can focus on, accuracy and safety and then later on move up to a 10/22.

And our 10/22 takedown continues to be enormously popular, we just launched it with the stainless version and we added a blued version with flash suppressor last year. And this year, as the 50th anniversary of the 10/22, so we decided to commemorate it and we met internally and we try to come up with a design and quickly realized that there's million of Ruger consumers out there that could probably do a better job than we could do internally so we put a contest out on the web.

We had about a thousand good entries, we struggled and picked the 10 ones that we like best, that we're also manufacturable, there were some wonderful (inaudible) there that we really couldn't produce in a factory environment but we pick the 10 best, we put them up and one in particular one, which is this gun right here. And this combines the elements from four of our different guns, it's got the stock that's very, very similar to the Rimfire American rifle which means that it not only has a sort of very clean elegant rise to it but it's got the removable comb.

So that you can have different heights on it, it's got some elements from our guns like Scout riffle, it's really a great gun. As usual, we try to get an -- I'm back to that, we had some good awards here. One of them on particular note, the NASTW which is the group of independent wholesalers has named us as the manufacturer the year for the seventh year in a row, maybe they'll retire the award one of these days.

We guys have a lot of media recognition; even in the age of the internet magazine covers really matter a lot to sales. I think it maybe has a more lingering presence than just something on the internet so we've had quiet of bunch. We continue to get more and more coverage from web bloggers that's becoming a little more significant each year, magazines still are more important than the web bloggers but each year they're carving out the little more space on that one.

And there's a quiet a lot of new ones cropping up each year either just through the web sites that have proven very helpful to us and we're also very involved in social media presence. We've got an awful lot of folks subscribed to our Youtube channel and see all the new videos we put out, Facebook, I think quite a bit, and I actually have no idea what Pinterest is but apparently we do that too and it's working out.

Okay, one of the key tenets of lean is to move inventory from the system and we want to do that because inventory can hide a lot of problems, can delay the resolution of those problems, it also ties up a lot of cash and I agree if I said in the past years is a -- inventory, the one number you should look at for sure when evaluating company because that's probably the one number that doesn't ever lie.

And the folks are going to business while we do seeing -- are holding your inventory they're moving in the right direction. So, these shows our inventory over the years and a [wrong whip] and then finished goods and you can see that we've gone from basically one inventory turned, now to almost seven inventory turns and working hard to try to get that up be even higher.

And one of the impact for that, it's shows that we been able to avoid inventory growth; in this past year it helped us avoid $12 million of inventory growth because we are able to move and [spill] the factory much faster. And over the last five years that's been about the 120 million since 2005, it's paid just more than 300 million of inventory growth and that's cash what we fundamentally return to the shareholders, it took along and show here.

We believe that for our wholesale distributors to do a good job they should be running in the six inventory turns rate and they weren't. At the height of the surge last year, their average inventory turns went more to 30 and we've subsequently gotten down a bit. But we believe in a more appropriate level of inventory based on our recent sales history would be about 350,000 plus units and they still quiet a place to go although late in the year, we are able to do increase in production, get them more inventory and we can see that our inventory turns where we've cut them down now to about two X where we want them to be but moving in the right direction and I should back up one. What's important about this, when you're up inventory turns on the 20's and 30's and hit level 39, you're losing a lot of business. They're not fulfilling orders that are out there, they're missing demand and then constantly Ruger does as well.

It's actually very important to them for have inventory of finished goods and remember what I said earlier, we have probably the best price discipline in the whole industry (inaudible) that. Independent wholesalers don't have to worry about the inventory being devalued, it's a very, very safe investment for them. Here's our capital allocation over the past two years and you'll remember, we have the large special dividend capital investments from -- went from 27 million to 55 million.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
11

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

We believe they'll be about 35 this year and the big difference between this number and this one, some new products that haven't yet launch but for which we have complete super sale set up to manufacture them. And our dividend continues to increase and we'll talk about that in second so, on CapEx, something's of note. We've been growing a sort of compounded rated 10% but our capacity is increased at a compounded rated 30% so, we're getting more bank for our buck each year.

And taking less of a relative risk, whereas back in here I was kind of betting the company when we hired a lot of engineers and made some of these investments. Now, the size of the bet relative to the size of the company and our earnings is much, much smaller each year. The absolute dollars that we've been spending and investing are a little higher but as a percentage of our cash flow, they're much lower so, we're taking less relative risk each year.

One of the things we did last year because we felt we had both ran out of physical space to keep introducing new product lines and frankly felt we had largely tapped out the employment markets in our primary location with Arizona and New Hampshire. We went shopping for new facility and a good environment, a good community and we found one in [Madi],North Carolina, we got a wonderful building, very inexpensively.

This is a picture a building after a protection of ores, renovated on the interior and this is the first set up of the Rimfire American riffle. This white thing here a bunch of shipping containers, that have been made into a shooting range and the idea of being that when the products in this U-shaped for the end they only move over about 12 feet to going and shipped in, they don't go off and queue.

So, we've really have worked out pretty good thing single piece flow here; and here you can see the folks working the line, essentially start here, went down, comes around goes it right here into the range and right back here over here to the box and then get shipped out, it's extremely efficient. And they look a little scruffy because they are up all night, we set a goal that they would start production in the first quarter of this year but this is actually a back around November 1st last year. They work really hard down and they're super motivated and excited and they just pulled and all-nighter to build the very first gun; November 1st 2013 and we've got it on display in the factory.

Back to our dividend a couple of things of note that we have a variable dividend and it is not the same every quarter, it is the same percentage of earnings every quarter but it's not the same amount. So, as I talked to earlier there's some seasonality throughout the year in demand so, it's reasonable to expect that there's some seasonality in our earnings.

So, it's reasonable expected there's some seasonality on the amount of the dividend on a per share basis but an aggregate if you look at it, the trends going the right direction and significantly we're doing 25% of earnings per share and midway through 2012 we've concluded that we could afford to do 40% of earnings while still funding all our working capital needs, our capital expenditures' and the without borrowing any money.

Since 2007, we returned $221 million to our shareholders while we invested a 161 million in the company; market capital relation, that's a value you have in holding moving shares has gone from 220 million and 1.2 billion and we still got $50 million on the balance sheet. These are the dates for our earnings releases and this information's on the-- built along the website back to the investment highlights, you own shares in the number one firearms company in the world.

And, I'd like to take questions.

QUESTION AND ANSWER

Unidentified Company Representative

At this time we will open the floor to questions from members of the audience who are here in person. Anyone wishing to ask a question should stand up and we will pass you a microphone, after being recognized, please identify yourself to the chair, your questions will then be addressed before the meeting. Please limit your questions to corporate business and make them no longer than two minutes, the wildest time to address all questions. Are there any questions?

Ryan Hamilton - Morgan Dempsey

Good morning my name is [Ryan Hamilton] from [Morgan Dempsey], [Bryan Raffin] would like to apologize for not being here today. My first question is as you look to your line of plans, you have a 300 employees in multiple sales (inaudible) lines, how much capacity are you looking at adding in 2014?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
12

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Unidentified Company Representative

Let me try correct some of those numbers. I believe we're in now up to about 100 employees in North Carolina and the building is about 225,000 square feet and we believe that overtime we can get somewhere eight , nine, 10 super sales in there and by that I mean basically a little mini factory for a specific product line. And we have one in there running that I showed you making the Rimfire American riffle.

We have another one set-up for brand new products that is in endurance testing. So we got it set up, use all production parts to make some new products that we're testing but nobody is actually running on the day to day basis but hopefully, certainly before the end of the year we'll have two lines fully running and we got plans for a third line.

So, that is a very much forward looking statement but I hope we could install a couple of super sales in there every year, really run out of space and find a new factory.

Ryan Hamilton - Morgan Dempsey

Okay, great. What are your plans for hiring engineers in 2014, could you possibly give me a break down at each location if that's possible.

Unidentified Company Representative

I don't know what those numbers on hand, I believe we have more than 90 engineers now and we're still looking and fortunately because as some of competitors' are experiencing some slow down, we're getting a few more engineering resumes and we're glad to have them.

Ryan Hamilton - Morgan Dempsey

Okay, great. What are your plans for the [minimal furnishes] to be brought online at the new port facility? I know you got the main integrated [first] running, I don't know if you're planning on adding anyone more [minimills] or what's the status on that.

Unidentified Company Representative

We have one mini-mill up and running -- it's been running now for a couple of years; it's proving to be very efficient and we run it around the clock. We then -- the next stop was to take some of the technologies in the mini-mill and to put them main you know, sort of dinosaur old fashion mill. And then we are hard at work on developing and installing a second mini mill but it's not operating the way the first one is.

Ryan Hamilton - Morgan Dempsey

All right, are there plans to add another, like a third possibly?

Unidentified Company Representative

Eventually and this is going to take many years, eventually I'd like to shut down to old original mill in run only mini mills and that would be a lot more efficient but getting from here to there it's very, very challenging because at some point you're going to have a lot of capacity you don't need before you can shut down the big one.

Ryan Hamilton - Morgan Dempsey

Okay.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
13

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Unidentified Company Representative

An expensive process and we're kind of doing it one step at the time and we learn as we go; the second mini mill will have a better technology than the first one did.

Ryan Hamilton - Morgan Dempsey

Great, the shotgun production line hasn't matched your internal budget forecasts.

Unidentified Company Representative

The question is how are we doing on shotguns, generally speaking we don't comment on specific product line at the -- as I said that modern supporting rifles doesn't have a lot of impact on us one way or the other and frankly neither do the shotguns. That was sort of a more of a feel good and did it because of tradition and (inaudible) red label over and under but it doesn't have a lot of impact.

Terry O'Connor

I am [Terry O'Connor]. Mike, it's my impression and I'm sure it's yours also but industry wise as a lot more new product development for the last couple of years and do you look at your share of new product introductions, the one you're thinking about whether your disappointed or not in your own new products as a percent of sales performance seems like your share of new products interest has probably gone down the last couple of year because everyone else is throwing stuff out there and almost can't expect to get 40% or 50% of your sales from new products in that kind of environment.

Unidentified Company Representative

One of the minor disadvantages of being a public company and time to communicate effectively with our shareholders instead of I'm busy telling you what we're doing to be a better company. The competitors are paying attention to that as well and fortunately if you pay that much attention the first couple of years and so, we've got a good head start on them but they're really paying attention.

And if you will notice in some of the public speaking by our competitors, some of it is almost verbatim quotes from what I said the past few years about new products driving demand. So, the playing field is getting more competitive and frankly if you like firearms there's never been a better time. There's all kind of great step coming up, not just from Ruger but from our competitors' as well. But if we did get a head start, we got a lot of great stuff in development, we've gotten a -- past unfair share of good engineers and might get a few more just a little slow down and so, we're up for the challenge.

Bob George

My name is [Bob George], I would like to congratulate your another successful year and I thank you as well. Has there been any change in the adoption of any Ruger products for military or police use since -- or any opportunities there that you're aware of?

Unidentified Company Representative

The question is about a military and police and in the past I've told you we're not chasing this market very hard. Primarily on the military side because I don't think they have the budget for any significant change within the small arm procurement and so we're truly not chasing the military. And then on the police side, I believe we have the number one market position in a backup weapons primarily ones where the officers have purchased them in sales and the guns of choice appear to be our LCP and RLC 9. I don't have any facts about to back that up but when I was in Indianapolis a couple of weeks ago, I introduced myself to bunch of the city and country policeman and sheriffs that were there and most of them proudly give me a little peak at their LCP in their vests.

So I'm pretty sure we're on the top of foundation there. We don't have in our product line up to day an ideal primary duty weapon so we're not actively chasing that either. And even when we do, I'm not sure that we'll chase very hard because they're largely no money deals. The typical pattern you should observe is one of the firearms companies will announce that they just won the you know, small town USA [water] for all their guns.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
14

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

And then about a week later the mayor of that town will announce we got free guns, we gave them all our used stuff and we got our all brand new free ones and free leather and free training and free warranty for life and the worlds couldn't be better. And somebody didn't make any money doing that. And the first company to do that was [Block] and they've been added longer than anybody else and so, they've got great marketing benefit coming.

And actually in beginning they could make money because they can sell you revolvers but you're not --you're not getting, you're not trading inexpensive pistols for expensive used revolvers anymore. Now, it's pistols for pistols, you're trading a polymer pistol for polymer pistol and the used polymer pistol probably isn't going to be sold for more than the cost of the new polymer pistol that was just given free. And so you've got to weigh very carefully if there are enough marketing benefits from doing all this no money deals and our conclusion is probably not, if we can keep coming out with exciting new products that's the better we spend their money.

Bob George

One other thing, with the ramp up in business, which everyone has noticed, is there a potential for excess capacity in any plans that you have that you have that are irreversible, we'll say, that could cause excess overhead down the road?

Unidentified Company Representative

Back in 2010, after the 2009 surge, and everything calmed down a bit in 2010, we went out of our way to look and see -- twice a month, we would calculate the distributor cell by SKU to look at individual products and we went out of our way to only manufacture what had been sold in the previous couple of weeks.

We were really, really cautious there because I was afraid that if the market declined a lot and I just get the inventory, we'll get in trouble and do a massive correction. And I'd rather take a thousand little bites at it and work our way down. And as I shared in the shareholder letter, I think we left a huge amount of opportunity on the table. I was too cautious. And in fact, somewhere in that November, December of 2010, the market just took off again. And so we scrambled to get our supply chain geared up for a greater volume to produce more in the factory and it takes time. No matter how good you are, it takes time to ramp up your supply chain.

And so, we think that from very late 2010 to at least the first quarter of 2011, we left a lot of opportunity on the table and it would have been better -- the inventory carrying cost would have been grossly outweighed by the money we would have made had we had the product.

So this time around, we just had this huge surge. Frankly, I'm anticipating things to ease off a bit and we've seen that with some of our competitors. We're trying to split the road here. We're not going to keep reducing at the rates we did during the surge but we're not going to tighten it really far down to -- remember my goal is to get the distributors to 350,000 plus units of finished inventory. A well-balanced, not just -- I mean, I give you the overall number but we're looking skew by skew on exactly what they ought to have; distributor, by each of the 15 and trying to make sure that they've got really good mixed model inventory because that's how you do a good job during any kind of downturn. If you don't do well by having lots and lots of very few players. You need to have lots of players out there.

And so we're not going to be as cautious as we were in 2010. And so, every single product line will probably, at some point, have the potential for some excess capacity. But the way we set up our factories, we use a lot of really small equipment. We try to avoid big dinosaur pieces. So we're constantly relaying out the factories, we're constantly moving equipment, we're constantly moving people. Our people are extremely motivated. The way their intent of compensation works. It's all sort of a shared result. And so they're very willing to move. If I'm working on this piece of equipment and we don't need it now, they'll happily move over to somewhere else where they can make a contribution because they know that's how their incentive comp works.

So I don't know if I've given you a very good answer. I don't think there's any obvious situations to me where we'll have a lot of excess capacity that continues to incur cost, there's nothing I can do about. You did see we -- on the way up, we leveraged our fixed base. And so, if we have a bit of a downturn, we're unlikely to be able to maintain that exact same leverage. But I think we'll do okay.

And if you look at this over the long term, I think we'll do fine. Remember what happened? '10 had a little bit of a slowdown but the actual sell through kept strong. And then it was followed by the three of the most incredible years of (inaudible) we've ever seen.

And so, much like the thanksgiving analogy, everybody indulged a lot last year. I wouldn't be surprised if they take it easy a little bit this year. And then I wouldn't be surprise to see a lot of great years come after that. But we don't know. We'll see what happens. Remember, our first Q1, we have the highest sell through that we've ever had.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
15

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Bob George

Thanks for an outstanding presentation. Thank you very much.

Ryan Hamilton - Morgan Dempsey

I'm wondering about the -- if you're looking at expanding production and your 556 and 762 for the ARR 15, modern sporting rifle?

Unidentified Company Representative

I'm sorry. Are you asking are we looking to expand?

Ryan Hamilton - Morgan Dempsey

Are you looking to expand in the ARR15?

Unidentified Company Representative

We make, frankly, relative to other products, we make very few modern sporting rifles right now. And we missed out on a huge upsurge for those and we've largely missed out on the pull back that's occurred there. And since there is frankly, a pull back right now for that kind of product. We don't have any plans at the moment to expand that. No.

Ryan Hamilton - Morgan Dempsey

Great. I'm Milwaukee and as you know, Harley Davidson is a big part of that community. And Harley Davidson has done a really good job of incorporating like apparel and I'm wondering, you're seeing under-armor in some other sporting brands, start targeting shooting apparel. I'm wondering if that's a possible avenue for stronger (inaudible). Is that a viable business plan or something like that?

Unidentified Company Representative

Can we pull off a Harley Davidson with clothing? Boy, wouldn't that be nice. They've done an outstanding job. You see it everywhere. I think it would be wonderful if we could do that with Ruger but I wouldn't put that in the spreadsheet for the near future.

Ryan Hamilton - Morgan Dempsey

Okay, great. Looking at 2014, PP&E capital expenditure budget, do you have any idea what that allocation might be?

Unidentified Company Representative

As I said during the presentation, last year, we got to 55 million because we were setting up some production super sells for new products that haven't yet got a market. Our arrival at the market tends to be a little spiky but our actual planning for production and our assignment of engineers is actually much smoother under the kimono than it might appear from our launch dates.

And so, I think we'll be back in the neighborhood of $35 million this year on CapEx.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
16

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Ryan Hamilton - Morgan Dempsey

Great. Now, I go to the dividend policy, are you looking at continuing to do it at a flow, quarter by quarter or is it -- are you looking at possibly doing something more fixed?

Unidentified Company Representative

When we first launched the dividend policy, it was frankly, very radical. Other than REITs, pretty much, I don't think there's any public companies in the US that have the variable dividend the way we do. We were first. And frankly, that was a little scary. We were stepping out there, taking a risk, how would the shareholders react. And when we first did it, we had some of the quarters were up, some were down. So it varied.

When we got to about the one year anniversary, we were starting to believe that the shareholders didn't like, that they were overacting to it. That as the dividend went down a little bit, and the stock price would go down. And then, along came the fourth or fifth time we did it, I think the dividend went down and the stock price went up 10 bucks. I said, Okay, apparently there's no connection here. So we stuck with it and since then we think it's become a much stronger vehicle.

Frankly, the first dividend we looked at doing was -- I don't remember now but it was in the order of magnitude of $0.05 a share. And had we locked that in, it's unlikely, we would be at $0.49 a share now or $0.54 a share last quarter. You've never seen any company raised it that fast. But by sticking with the variables, we minimized the risk to your company of overextending itself while maximizing the amount we can give back to you as shareholders.

So I actually think it's worked really well. But I find is that people who are either analysts who are new to following the company or shareholders that are new to it, sometimes don't understand it and we have to go to a little extra to explain. But for the long term shareholders who've now seen it for so many years, they're actually very happy with it and it kind of feels good to have broken ground and done something new that nobody else did. And maybe GE will follow us one day. They have a thing with cash back.

Unidentified Audience Member

You know, it's clearly -- Peg, you said, I think during the meeting at 40% of EPS. Are you looking at maintaining that? Is there any change in that?

Unidentified Company Representative

At this point, we haven't planned on any change to the 40%. Obviously, each quarter, we go to great lengths to look at our budgeted and forecast cash flow and our forecast working capital needs and CapEx and make sure it still a responsible and appropriate amount. And if that ever changes, we'll let you know.

But in the meantime, it still looks good. If you look at this year, we funded all that and haven't taken on any debt. We still have plenty of cash on the balance sheet.

Thank you very much.

Unidentified Company Representative

There being no other business to come before the meeting, I will ask for a motion to adjourned.

Unidentified Audience Member

Mr. Chairman, I moved that the 2014 annual meeting with stockholders of the company will be adjourned.

Unidentified Audience Member

I second the motion.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
17

MAY 06, 2014 / 01:00PM GMT, RGR - Sturm Ruger Annual Stockholder Meeting

Unidentified Company Representative

May I have a voice vote on the motion?

Unidentified Audience Member

Aye.

Unidentified Company Representative

The 2014 annual meeting of the stockholders of the company is hereby adjourned. On behalf of the board of directors, I would like to thank you for attending the meeting and for your continued support of the company. Thank you.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.
18